Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Carmell Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (1)	Rule 457(a)	3,976,997(2)	$11.50(3)	$45,735,465.50(3)	0.00011020	$5,040.04

	Total Offering Amounts					$45,735,465.50		$5,040.04

	Total Fees Previously Paid						–

	Total Fee Offsets						–

	Net Fee Due							$5,040.04

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such an indeterminate amount of shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2)

Represents shares of common stock issuable upon exercise of the public warrants issued as part of units in the registrant’s initial public offering and private placement warrants issued to the sponsor of the registrant concurrently therewith (the “Warrants”).

(3)	Calculated based upon the per share exercise price of the Warrants.